Exhibit 99.1

Digi International Reports Fourth Fiscal Quarter and Full Year Fiscal 2026 Results
Record Quarterly Revenue of $143M, Record End of Quarter ARR of $197M
Quarterly Cash Flow From Operations of $42M
(Minneapolis, MN, November 11, 2026) - Digi International Inc. ("Digi" or the "Company") (Nasdaq: DGII), a leading global provider of business and mission-critical Internet of Things ("IoT") connectivity products, services and solutions, today announced its financial results for its fourth fiscal quarter ended September 30, 2026.

Fourth Fiscal Quarter 2026 Results Compared to Fourth Fiscal Quarter 2025 Results1

•Revenue was $143 million, an increase of 25%.

•Gross profit margin was 63.7%, a decrease of 20 basis points.

•Operating margin was 16.5%, an increase of 400 basis points.

•Net income was $15 million, an increase of 50%.

•Net income per diluted share was $0.38, an increase of 46%.

•Adjusted net income was $30 million, an increase of 53%.

•Adjusted net income per diluted share was $0.78, an increase of 47%.

•Adjusted EBITDA was $42 million, an increase of 43%.

•Annualized Recurring Revenue ("ARR") was $197 million at year end, an increase of 30%.

Full Year Fiscal 2026 Results Compared to Full Year Fiscal 2025 Results1

•Revenue was $535 million, an increase of 24%.

•Gross profit margin was 63.8%, an increase of 90 basis points.

•Operating margin was 14.9%, an increase of 180 basis points.

•Net income was $54 million, an increase of 32%.

•Net income per diluted share was $1.38, an increase of 28%.

•Adjusted net income was $105 million, an increase of 41%.

•Adjusted net income per diluted share was $2.70, an increase of 38%.

•Adjusted EBITDA was $148 million, an increase of 37%.

(1) Fiscal 2026 results include the results of Jolt Software, Inc. ("Jolt") for the full period and Particle Industries, Inc. ("Particle") following the January 2026 acquisition date. Fiscal 2025 results include Jolt for the period following the August 2025 acquisition date and do not include Particle.

Reconciliations of non-GAAP financial measures to their closest GAAP analogs appear at the end of this release, as well as a discussion of recent changes to the method of calculating adjusted net income and adjusted net income per diluted share.

“Fiscal 2026 was a defining year for Digi, and it reflects the consistent execution we deliver for our customers,” said Ron Konezny, President and CEO. “Customers are realizing the value of our Industrial IoT solutions, which provide connected, secure, remote presence and control. Their success has helped to drive double-digit growth on our key financial performance metrics. We look forward to securing regulatory approval to close the acquisition of Disruptive Technologies (DT), which is expected before November 30, 2026. We are looking forward to welcoming the team and its leading sensor

Digi International Reports Fourth Fiscal Quarter and Full Year Fiscal 2026 Results
technology once the transaction closes. DT stands out in its breadth of applications, ease of implementation, size, and long battery life. As we enter fiscal 2027, we are excited to be approaching $200M in ARR, one of the two five-year goals that we set at the start of fiscal 2024.”

Additional Financial Highlights

•Our outstanding debt as of the end of the fourth quarter was $69 million and our cash and cash equivalents balance was $30 million, resulting in a debt net of cash and cash equivalents of $39 million.

•Cash flow from operations was $42 million in the fourth quarter of fiscal 2026, compared to $28 million in the fourth quarter of fiscal 2025. This increase was driven primarily by the change in deferred income taxes, relating to accelerated utilization of tax attributes under the One Big Beautiful Bill Act.
Segment Results
IoT Products & Services
The segment's fourth fiscal quarter 2026 revenue of $105 million increased 28% compared to the same period in the prior fiscal year. This consisted of a $15.0 million increase in one-time sales and $7.7 million of recurring revenue growth, with no material impact from pricing. A significant majority of the increase in revenue was driven by organic growth from increased customer demand and supported by the Particle acquisition. ARR as of the end of the fourth fiscal quarter was $64 million, an increase of 100% from the end of fiscal 2025. This increase was driven primarily by the acquisition of Particle and to a lesser degree growth in the subscription base across remote management platforms, extended warranty offerings and technical support. Operating margin increased 320 basis points to 18.4% of revenue for the fourth fiscal quarter of 2026. This increase primarily was due to improved operating expense efficiencies as volume expanded at a rate greater than operating expenses.

The segment's fiscal 2026 revenue of $385 million increased 21% compared to the prior fiscal year. This consisted of a $44.1 million increase in one-time sales and $22.8 million of recurring revenue growth, with no material impact from pricing. A significant majority of the increase in revenue was driven by organic growth from increased customer demand and to a lesser degree by the Particle acquisition. Operating margin increased 120 basis points to 16.0% of revenue for fiscal 2026. This increase was primarily due to favorable mix among product lines and improved operating expense efficiencies as volume expanded at a rate greater than operating expenses.
IoT Solutions
The segment's fourth fiscal quarter 2026 revenue of $38 million increased 20%, as compared to the same period in the prior fiscal year. The increase consisted of a $5.4 million increase in recurring revenue and a $0.8 million increase in one-time sales, with the significant majority of both driven by the Jolt acquisition. ARR as of the end of the fourth fiscal quarter was $133 million, an increase of 11% from the end of fiscal 2025, driven by organic growth across our Solutions businesses. Operating margin increased 590 basis points to 11.5% in the fourth fiscal quarter of 2026 compared to the same quarter of the prior fiscal year. This increase was the result of improved operating expense efficiencies as volume expanded at a greater rate than operating expenses.

The segment's fiscal 2026 revenue of $150 million increased 34%, as compared to the prior fiscal year. The increase consisted of a $29.8 million increase in recurring revenue and an $8.3 million increase in one-time sales, with the significant majority of both driven by the Jolt acquisition. Operating margin increased 380 basis points to 12.1% in fiscal 2026 compared to the prior fiscal year. This increase was the result of improved operating margin efficiencies as volume expanded at a greater rate than operating expenses.
Capital Allocation Strategy
Acquisitions remain a top capital priority for Digi as reflected by our definitive agreement, entered into on September 30, 2026, to acquire DT, a Norway-based provider of advanced sensing technology, for $130 million in cash, which we expect to fund using our existing revolving credit facility. Completion of the acquisition remains subject to regulatory approval and other customary closing conditions.
We will continue to be disciplined in our approach and act when we believe an opportunity is appropriate to execute in the context of prevailing market conditions.

Digi International Reports Fourth Fiscal Quarter and Full Year Fiscal 2026 Results
First Fiscal Quarter & Full Year Fiscal 2027 Guidance
The shift toward software-driven connected operations continues to generate durable demand for hardware-enabled software solutions that support our customers’ most critical business needs. Legacy “set it and forget it” infrastructure increasingly fails to meet the operational, regulatory, and competitive demands organizations face today.
Customers across industrial, infrastructure, and enterprise markets are prioritizing connectivity, intelligence at the edge, and software capabilities as fundamental enablers of their strategic roadmaps. With industrial activity strengthening broadly and investment accelerating across automation, energy, and data infrastructure, customers are treating these capabilities as essential infrastructure rather than discretionary spending. Digi is well-positioned to capture that demand, even as we manage an evolving global trade framework and rising component costs, most notably memory, through disciplined pricing, supply-chain agility, and the resilience of our recurring revenue model.
Our focus is on solutions that generate recurring revenue streams and create compounding value for customers well beyond the initial device purchase. The performance we are reporting today, and our outlook for fiscal 2027, reflect the benefits of this model, which insulates our margin structure in ways purely hardware-dependent businesses cannot match. ARR growth, margin expansion, and customer retention trends all reinforce our confidence in achieving $200 million in both ARR and Adjusted EBITDA within our targeted time horizon. Strategic acquisitions aligned with these objectives remain a tool to accelerate our path.
For fiscal 2027, we anticipate ARR growth of at least 15% versus fiscal 2026. Revenue growth is expected to be 10-15% versus fiscal 2026. Adjusted EBITDA growth is expected to be 12.5 - 17.5% versus fiscal 2026.
For the first fiscal quarter, revenues are estimated to be $140 million to $144 million. Adjusted EBITDA is estimated to be between $39.5 million and $41.0 million. Adjusted net income per diluted share is anticipated to be between $0.71 and $0.75 per diluted share, assuming a weighted average diluted share count of 39.5 million. This includes an expected impact from interest of $0.02 to $0.04 per diluted share.
We provide guidance or longer-term targets for adjusted net income per diluted share and Adjusted EBITDA, each on a non-GAAP basis. We do not reconcile these items to their most comparable GAAP measures because it is not possible to predict without unreasonable efforts numerous items including but not limited to the impact of foreign exchange translation, restructuring, interest and certain tax-related events. Given this uncertainty, any of these items could have a significant impact on GAAP results.
Fourth Fiscal Quarter 2026 Video Conference Call Details
As announced on October 19, 2026, Digi will discuss its fourth fiscal quarter results on a video conference call on Wednesday, November 11, 2026 at approximately 5:00 p.m. ET (4:00 p.m. CT). The call will be hosted by Ron Konezny, President and Chief Executive Officer, and Jamie Loch, Chief Financial Officer.
Participants may register for the audio only conference call at: https://register-conf.media-server.com/register/BIe423522c5519441f91085ad243ab21ec. Once registration is completed, participants will be provided a dial in number and passcode to access the call. All participants are asked to dial-in 15 minutes prior to the start time.
Participants may access a live webcast of the video conference call through the investor relations section of Digi’s website, https://digi.gcs-web.com/ or the hosting website at: https://edge.media-server.com/mmc/p/vijn28e6/.
A replay will be available within approximately two hours after the completion of the call for approximately one year. You may access the replay via webcast through the investor relations section of Digi’s website.
A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
For more news and information about Digi, please visit www.digi.com/aboutus/investorrelations.
About Digi International
Digi International Inc. (Nasdaq: DGII) is a leading global provider of IoT connectivity products, services and solutions. We help our customers create next-generation connected products and deploy, monitor and manage critical communications infrastructures in demanding environments with high levels of security and reliability. Founded in 1985, we’ve helped our customers connect over 100 million things and growing. For more information, visit Digi's website at www.digi.com.

Digi International Reports Fourth Fiscal Quarter and Full Year Fiscal 2026 Results
Forward-Looking Statements
This press release contains "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995, and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "outlook," "remain," "plan," "potential," "project," "seek," "should," "target," "will," or "would" or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which Digi operates, projections of future performance, including but not limited to expectations regarding the Company’s profitability, operating margins and net cash position, growth in Annualized Recurring Revenue and subscription-based recurring revenue, demand trends, including those related to data center and artificial intelligence infrastructure, expected declines in sales of mature hardware products, inventory levels, perceived marketplace opportunities, the sufficiency of our liquidity and capital resources, borrowings and debt repayments, the expected benefits, timing, financing and integration of actual or potential acquisitions, including Disruptive Technologies, and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Among others, these include risks related to our ability to realize synergies and operating benefits from completed acquisitions, risks associated with our proposed acquisition of Disruptive Technologies, including the possibility that the transaction may not be completed on the anticipated terms or timetable, or at all, and, if completed, our ability to successfully integrate the acquired business and realize the anticipated benefits of the acquisition; risks related to our indebtedness under our credit facility, including borrowings used to fund acquisitions, changes in interest rates and our ability to comply with the covenants in our credit agreement; macroeconomic conditions, including changes in inflation, interest rates, and foreign currency exchange rates, the potential for longer than expected sales cycles or changes in customer purchasing patterns, our ability to grow recurring revenue, which depends on customer adoption, retention, renewal and expansion of our subscription-based offerings, the ability of companies like us to operate a global business in such conditions as well as negative effects on product demand and the financial solvency of customers and suppliers in such conditions, our dependence on a global supply chain and risks associated with the availability, cost and delivery of components and products, regulatory risks that include, but are not limited to, changes in U.S. and foreign trade, tariffs, tax, sanctions, and export controls, potential changes to regulations impacting the functionality or compliance of our products, risks related to cybersecurity threats, vulnerabilities, and incidents affecting us, our products, services and internal systems, or our customers, suppliers or third-party services providers, including risks associated with data privacy, connected devices, remote-access technologies, cloud-based platforms and third-party or open-source components, the increasing use of artificial intelligence by threat actors to identify and exploit vulnerabilities and conduct more sophisticated cyberattacks; interruptions, outages, performance failures or other disruptions affecting our cloud-based platforms, hosted services, communications networks or third-party infrastructure providers; evolving laws, regulations and industry standards concerning cybersecurity, data privacy, data localization, connected products, artificial intelligence and digital infrastructure; risks arising from geopolitical instability and military conflicts, including developments involving Ukraine, the Middle East, China and Taiwan, the highly competitive market in which we operate, rapid changes in technologies that may displace products sold by us, declining prices of networking products, declining demand for our mature hardware products, potential fluctuations in data center and artificial intelligence infrastructure spending, our reliance on distributors and other third parties to sell our products, the potential for significant purchase orders to be canceled or changed, delays in product development efforts, uncertainty in user acceptance of our products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, product performance or security issues, our ability to defend or settle satisfactorily any litigation, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, potential unintended consequences associated with restructuring, reorganizations or other similar business initiatives that may impact our ability to retain important employees or otherwise impact our operations in unintended and adverse ways, potential impairment of goodwill or other intangible assets, including as a result of a sustained decline in our market value, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, those set forth in Item 1A, Risk Factors, of our Annual Report on Form 10-K for the year ended September 30, 2025, and our Annual Report on Form 10-K for the year ended September 30, 2026, when filed, and any other subsequent filings, could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Digi International Reports Fourth Fiscal Quarter and Full Year Fiscal 2026 Results
Presentation of Non-GAAP Financial Measures
This release includes adjusted net income, adjusted net income per diluted share and adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), each of which is a non-GAAP financial measure.
During the first fiscal quarter of 2026, Digi modified its method of calculating adjusted net income and adjusted net income per diluted share to include the impact of interest expense. This change was primarily driven by the continued use of financing by the Company to fund cash flow needs and therefore including the recurring nature of interest presents a better metric that management believes provides a more representative view of operating performance and cash-generating capability. Accordingly, we evaluated the impact of this change on prior-period disclosures and have recast adjusted net income and adjusted net income per diluted share for all periods to conform to this presentation.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that actually were recognized by Digi. These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies or presented by us in prior reports. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. We believe these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, Adjusted EBITDA and Adjusted EBITDA Margin do not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted net income and adjusted net income per diluted share, exclusive of such items as reversals of tax reserves, net discrete tax expenses (benefits), restructuring charges and reversals, intangible amortization, stock-based compensation, other non-operating income/expense, gains on asset sales and acquisition-related expenses, permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of these matters, which while important, are not central to the core operations of our business. Management believes that Adjusted EBITDA, which we calculate as net income before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense, acquisition-related expenses, gains on asset sales and restructuring charges and reversals, is useful to investors to evaluate our core operating results and financial performance because it excludes significant non-cash items and other items reflected in the Condensed Consolidated Statements of Operations that management does not consider indicative of our core operating performance. We believe that presenting Adjusted EBITDA as a percentage of revenue ("Adjusted EBITDA Margin") is useful because it provides a reliable and consistent approach to measuring our performance year over year and in assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired.

Digi International Reports Fourth Fiscal Quarter and Full Year Fiscal 2026 Results

Investor Contact:

Rob Bennett
Investor Relations
Digi International
952-912-3524
Email: rob.bennett@digi.com

Digi International Reports Fourth Fiscal Quarter and Full Year Fiscal 2026 Results
Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended September 30,		Year ended September 30,
	2026	2025	2026	2025
Revenue	$143,319	$114,338	$535,194	$430,221
Cost of sales	52,073	41,260	193,956	159,544
Gross profit	91,246	73,078	341,238	270,677
Operating expenses:
Sales and marketing	30,473	25,017	113,037	91,834
Research and development	21,481	17,080	78,240	63,659
General and administrative	15,583	16,700	69,958	58,894
Operating expenses	67,537	58,797	261,235	214,387
Operating income	23,709	14,281	80,003	56,290
Other expense, net	(1,274)	(1,768)	(7,482)	(6,373)
Income before income taxes	22,435	12,513	72,521	49,917
Income tax provision	7,497	2,532	18,829	9,113
Net income	$14,938	$9,981	$53,692	$40,804

Net income per common share:
Basic	$0.39	$0.27	$1.42	$1.10
Diluted	$0.38	$0.26	$1.38	$1.08
Weighted average common shares:
Basic	37,953	37,128	37,680	36,959
Diluted	39,125	37,959	38,821	37,739

Digi International Reports Fourth Fiscal Quarter and Full Year Fiscal 2026 Results
Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2026	September 30, 2025
ASSETS
Current assets:
Cash and cash equivalents	$29,515	$21,902
Accounts receivable, net	68,396	63,453
Inventories	46,045	38,911
Income taxes receivable	3,587	1,875
Prepaid expenses and other current assets	7,440	4,558
Total current assets	154,983	130,699
Non-current assets	807,481	791,947
Total assets	$962,464	$922,646
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	41,134	35,871
Other current liabilities	100,436	71,939
Total current liabilities	141,570	107,810
Long-term debt	67,198	159,152
Other non-current liabilities	48,472	19,607
Total non-current liabilities	115,670	178,759
Total liabilities	257,240	286,569
Total stockholders’ equity	705,224	636,077
Total liabilities and stockholders’ equity	$962,464	$922,646

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year ended September 30,
	2026	2025
Net cash provided by operating activities	$152,904	$107,959
Net cash used in investing activities	(50,662)	(148,332)
Net cash (used in) provided by financing activities	(93,803)	34,624
Effect of exchange rate changes on cash and cash equivalents	(826)	141
Net increase (decrease) in cash and cash equivalents	7,613	(5,608)
Cash and cash equivalents, beginning of period	21,902	27,510
Cash and cash equivalents, end of period	$29,515	$21,902

Digi International Reports Fourth Fiscal Quarter and Full Year Fiscal 2026 Results
Non-GAAP Financial Measures
TABLE 1
Reconciliation of Net Income to Adjusted EBITDA
(In thousands)

	Three months ended September 30,				Year ended September 30,
	2026		2025		2026		2025
		% of total revenue		% of total revenue		% of total revenue		% of total revenue
Total revenue	$143,319	100.0%	$114,338	100.0%	$535,194	100.0%	$430,221	100.0%

Net income	$14,938		$9,981		$53,692		$40,804
Interest expense, net	1,238		1,757		7,367		6,319
Income tax provision	7,497		2,532		18,829		9,113
Depreciation and amortization	11,511		9,013		44,508		33,976
Stock-based compensation expense	4,876		3,985		18,287		15,363
Gain on asset sale	(20)		—		(170)		(181)
Restructuring charge	478		314		1,250		774
Acquisition expense, net	1,220		1,654		4,339		2,251
Adjusted EBITDA	$41,738	29.1%	$29,236	25.6%	$148,102	27.7%	$108,419	25.2%
TABLE 2
Reconciliation of Net Income and Net Income per Diluted Share to
Adjusted Net Income and Adjusted Net Income per Diluted Share
(In thousands, except per share amounts)

	Three months ended September 30,				Year ended September 30,
	2026		2025		2026		2025
Net income and net income per diluted share	$14,938	$0.38	$9,981	$0.26	$53,692	$1.38	$40,804	$1.08
Amortization	8,159	0.21	5,900	0.16	31,402	0.81	22,141	0.59
Stock-based compensation expense	4,876	0.12	3,985	0.10	18,287	0.47	15,363	0.41
Other non-operating expense	36	—	11	—	115	—	54	—
Acquisition expense, net	1,220	0.03	1,654	0.04	4,339	0.11	2,251	0.06
Gain on asset sale	(20)	—	—	—	(170)	—	(181)	—
Restructuring charge	478	0.01	314	0.01	1,250	0.03	774	0.02
Tax effect from the above adjustments (1)	(863)	(0.02)	(1,437)	(0.04)	(4,793)	(0.12)	(7,022)	(0.19)
Discrete tax expenses (benefits) net (2)	1,666	0.05	(419)	(0.01)	626	0.02	(121)	—
Adjusted net income and adjusted net income per diluted share (3)	$30,490	$0.78	$19,989	$0.53	$104,748	$2.70	$74,063	$1.96
Diluted weighted average common shares		39,125		37,959		38,821		37,739
(1)The tax effect from the above adjustments assumes an estimated effective tax rate of 18.0% for fiscal 2026 and 2025 based on adjusted net income.
(2)For the three and twelve months ended September 30, 2026 and 2025, discrete tax expenses (benefits) include excess tax benefits recognized on stock-based compensation and expiring statute of limitations.
(3)Adjusted net income per diluted share may not add due to the use of rounded numbers.